Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Enovis Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee

Equity	Common Stock, $0.001 par value per share	Other	1,000,000(2)	$52.84(3)	$52,840,000(3)	$0.0001102	$5,822.97(3)

Total Offering Amounts							$5,822.97

Total Fee Offsets							—

Net Fee Due							$5,822.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.001 per share (“Common Stock”), of Enovis Corporation (the “Company” or the “Registrant”), which may be offered and issued under the Enovis Corporation 2023 Non-Qualified Stock Purchase Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	Consists of 1,000,000 shares of Common Stock reserved for issuance under the Plan. On May 16, 2023, the Company’s stockholders approved the Plan at the 2023 Annual Meeting of Stockholders.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high ($53.25) and low ($52.42) sales prices per share of the Common Stock as reported on the New York Stock Exchange on May 26, 2023.